EAS Crow Point Alternatives Fund 485BPOS

Exhibit (h)(16)

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT (the “Agreement”)

between

360 FUNDS (the “Trust”)

and

CROW POINT PARTNERS, LLC

The Agreement, as amended by this revised SCHEDULE A, relates to the following Funds of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
EAS Crow Point Alternatives Fund	1.70%	August 28, 2018	January 31, 2020
Crow Point Global Tactical Allocation Fund (f/k/a Crow Point Defined Risk Global Equity Income Fund)	1.35%	July 12, 2018	January 31, 2020
Crow Point Alternative Income Fund	2.25%	July 12, 2017	January 31, 2020

* * * * * *

IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of the Effective Date noted on the Schedule A as attached hereto.

360 FUNDS

On behalf of the Funds noted on this Schedule A to the Agreement

By:	/s/ Randall K. Linscott
Name:	Randall K. Linscott
Title:	President

CROW POINT PARTNERS, LLC

By:	/s/ Peter DeCaprio
Name:	Peter DeCaprio
Title:	Chief Executive Officer